Exhibit 10.2

DUKE ENERGY CORPORATION
EXECUTIVE CASH BALANCE PLAN

As Amended and Restated Effective August 26, 2008

ARTICLE I
PURPOSE OF PLAN

The purpose of the Duke Energy Corporation Executive Cash Balance Plan (the “Plan”) is to provide additional retirement benefits for a select group of management or highly compensated employees.  The Plan originally was effective as of January 1, 1997 and was amended thereafter from time to time.  Effective January 1, 1999, the Plan replaced the PanEnergy Corp Key Executive Retirement Benefit Equalization Plan and all benefits provided thereunder were provided in accordance with the terms set forth herein.  The Plan is intended to be a non-qualified, unfunded plan of deferred compensation for a select group of management or highly compensated employees under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall be so interpreted and administered.  Effective August 26, 2008, the Plan is hereby amended and restated in its entirety, as set forth herein, in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

The Plan is divided into two separate parts, one of which shall be referred to herein as “Part I” and the other shall be referred to herein as “Part II.”  Any “amounts deferred” in taxable years beginning before January 1, 2005 (within the meaning of Section 409A of the Code) and any earnings thereon shall be governed by the terms of Part I of the Plan, as set forth herein.  It is intended that such amounts and the earnings thereon shall be exempt from the application of Section 409A of the Code.  Nothing contained herein is intended to materially enhance a benefit or right existing under Part I of the Plan as of October 3, 2004, or add a new material benefit or right to Part I of the Plan.  As of January 1, 2005 (“Effective Date”), Part I of the Plan is frozen, and neither the Company, its affiliates nor any individual shall make or permit to be made any additional contributions or deferrals under Part I of the Plan (other than earnings) on or after that date.

Any “amounts deferred” in taxable years beginning on or after January 1, 2005 (within the meaning of Section 409A of the Code) and any earnings thereon shall be governed by the terms and conditions of Part II of the Plan, as set forth herein.  To the extent that any of those amounts were credited under the Plan prior to the Effective Date (the “Transferred Amounts”), then the Committee shall transfer the Transferred Amounts from Part I of the Plan to Part II of the Plan and credit those amounts to the appropriate bookkeeping accounts under Part II of this Plan, as selected by the Committee in its sole discretion.  As a result of such transfer and crediting, all of the Company’s obligations and Participant’s rights with respect to the Transferred Amounts under Part I of the Plan, if any, shall automatically be extinguished and become obligations and rights under Part II of this Plan without further action.

ARTICLE II
DEFINITIONS

Wherever used herein, a pronoun or adjective in the masculine gender includes the feminine gender, the singular includes the plural, and the following terms have the following meanings unless a different meaning is clearly required by the context:

2.1                                 “Affiliated Group” shall mean the Company and all entities with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, provided that in applying Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the term “at least 45 percent” is used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c), the term “at least 45 percent” is used instead of “at least 80 percent” each place it appears in that regulation.  Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Section 409A of the Code.

2.2                                 “Beneficiary” means the person or persons designated by a Participant, or by another person entitled to receive benefits hereunder, to receive benefits following the death of such person.

2.3                                 “Board of Directors” means the Board of Directors of Duke Energy Corporation.

2.4                                 “Change in Control” shall be deemed to have occurred upon:

(a)                                  an acquisition subsequent to the Effective Date hereof by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of common stock of Duke Energy Corporation or (B) the combined voting power of the then outstanding voting securities of Duke Energy Corporation entitled to vote generally in the election of directors; excluding, however, the following: (1) any acquisition directly from Duke Energy Corporation, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from Duke Energy Corporation, (2) any acquisition by Duke Energy Corporation and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by Duke Energy Corporation or its affiliated companies;

(b)                                 during any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board of Directors (and any new directors whose election by the Board of Directors or nomination for election by the Duke Energy Corporation’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason (except for death, disability or voluntary retirement) to constitute a majority thereof;

(c)                                  the consummation of a merger, consolidation, reorganization or similar corporate transaction, which has been approved by the shareholders of Duke Energy Corporation, whether or not Duke Energy Corporation is the surviving corporation in such transaction, other than a merger, consolidation, or reorganization that would result in the voting securities of Duke Energy Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of Duke Energy Corporation (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization;

(d)                                 the consummation of (A) the sale or other disposition of all or substantially all of the assets of Duke Energy Corporation or (B) a complete liquidation or dissolution of Duke Energy Corporation, which has been approved by the shareholders of Duke Energy Corporation; or

(e)                                  adoption by the Board of Directors of a resolution to the effect that any Person has acquired effective control of the business and affairs of Duke Energy Corporation.

2.5                                 “Code” means the Internal Revenue Code of 1986, as amended.

2.6                                 “Committee” means the Compensation Committee of the Board of Directors or its delegate.

2.7                                 “Company” means Duke Energy Corporation and its affiliated companies.

2.8                                 “Compensation” means “Compensation” as defined in the Retirement Cash Balance Plan but without regard to the limitations of Code Section 401(a)(17) and including Employee deferrals (except for deferrals of long-term incentive awards) under the Duke Energy Corporation Executive Savings Plan.

2.9                                 “Employee” means a person employed by the Affiliated Group.

2.10                           “Equalization Plan” means the PanEnergy Corp Key Executive Retirement Benefit Equalization Plan as it existed on December 31, 1998.

2.11                           “Interest Credit” means an amount credited pursuant to Section 4.4 of the Plan.

2.12                           “Interest Factor” means the interest rate determined by the formula (1 + i), raised to the one-twelfth (1/12th) power, minus one (1), where “i” equals the yield on 30-year Treasury Bonds as published in the Federal Reserve Statistical Release H.15 for the end of the third full business week of the month prior to the beginning of the calendar quarter for which the monthly accrual is being applied, but not more than an annual percentage rate of nine percent (9%) and not less than an annual percentage rate of four percent (4%).

2.13                           “Make-Whole Benefit” means the benefit provided pursuant to Section 4.2 of the Plan.

2.14                           “Participant” means an Employee who is entitled to receive benefits from the Plan.

2.15                           “Part I” and “Part II” of the Plan are defined in Article I.

2.16                           “Pay Credit” means a credit that is added to a Participant’s Make-Whole Account pursuant to Section 4.2.

2.17                           “Plan” means the Duke Energy Corporation Executive Cash Balance Plan.

2.18                           “Retirement Cash Balance Plan” means (i) for purposes of Part I, the Duke Energy Retirement Cash Balance Plan as in effect on October 3, 2004, without giving effect to amendments adopted thereafter, and (ii) for purposes of Part II, the Duke Energy Retirement Cash Balance Plan as in effect from time to time.

2.19                           “Separation from Service” shall mean a termination of employment with the Affiliated Group in such a manner as to constitute a “separation from service” as defined under Section 409A of the Code.  To the extent permitted by Section 409A of the Code, the Committee retains discretion, in the event of a sale or other disposition of assets, to specify whether a Participant who provides services to the purchaser immediately after the transaction has incurred a Separation from Service.

2.20                           “Specified Employee” shall mean, as of any date, a “specified employee”, as defined in Section 409A of the Code (as determined under the Company’s policy for identifying specified employees on the relevant date), of the Company or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code.

2.21                           “Supplemental Credit” means a credit that is added to a Participant’s Supplemental Account pursuant to Section 4.3.

2.22                           “Supplemental Benefit” means the benefit provided under Section 4.3 of the Plan.

2.23                           “Supplemental Retirement Plan” means the Supplemental Retirement Plan for Employees of Duke Power Company as it existed on December 31, 1996.

2.24                           “Supplemental Security Plan” means the Duke Power Company Supplemental Security Plan as it existed on December 31, 1996.

ARTICLE III
ELIGIBILITY

3.1                                 General Rule.  Any Employee designated by the Committee shall be eligible to participate in the Plan and shall remain eligible as long as he continues to be an Employee or until designated ineligible by the Committee.  Notwithstanding the foregoing, an Employee who is not a member of a “select group of management or highly compensated employees” within the meaning of ERISA, may not participate in the Plan.  Participants shall not receive any benefits under the terms of the Supplemental Retirement Plan, the Supplemental Security Plan or the Equalization Plan.

3.2                                 Former Employees.  Former Employees, (i) whose Company employment terminated before January 1, 1997, and who had accrued benefits under the Supplemental Retirement Plan or Supplemental Security Plan, or (ii) whose Company employment terminated before January 1, 1999, and who had accrued benefits under the Equalization Plan, will receive payment, or will continue to receive payment, of such benefits under the terms of such plans.  Such former Employees will not participate in this Plan.

ARTICLE IV
BENEFITS

4.1                                 General Rule.  The Plan provides a Make-Whole Benefit and may provide a Supplemental Benefit.  Each Participant shall have a Make-Whole Account, which is a bookkeeping account established under this Plan and shall be eligible for a Make-Whole Benefit.  The Committee will determine whether a Participant is to be eligible for a Supplemental Benefit, in which case a “Supplemental Account,” which is a bookkeeping account, shall be established.

4.2                                 Pay Credits to the Make-Whole Account.  Under the Make-Whole Benefit, for any month that a Participant is eligible to participate in this Plan, the Participant’s Make-Whole Account shall receive a Pay Credit equal to the excess, if any, of (a) the pay credit that would have been provided under the Retirement Cash Balance Plan for the month if the Retirement Cash Balance Plan used the definition of Compensation set forth herein and, to the extent determined by the Committee from time to time, other types of excluded pay were treated as eligible compensation under such Plan; over (b) the pay credit for the month that is actually made to the Participant’s account under the Retirement Cash Balance Plan.  A Participant, while “Disabled” as defined in the Retirement Cash Balance Plan and continuing to receive pay credits to the Participant’s account under the Retirement Cash Balance Plan, shall continue to receive Pay Credits to the Participant’s Make-Whole Account determined on the same basis as his continued pay credits under the Retirement Cash Balance Plan, and based upon his eligible Compensation.  In addition, the Make-Whole Benefit provides a Pay Credit to the Participant’s Make-Whole Account equal to any reduction in a benefit under the Retirement Cash Balance Plan resulting from the limitations imposed by Section 415 of the Code.  Where an opening account balance under the Retirement Cash Balance Plan has been established for a Participant, the Committee, in its sole discretion, may establish an opening balance for the Participant’s Make-Whole Account that is designed to provide a transition benefit comparable to the benefit provided through the Retirement Cash Balance Plan opening account balance, but without regard to the limitations imposed by Sections 401(a)(17) or 415 of the Code.  If the value of the benefit which a vested Participant had accrued under the Supplemental Retirement Plan as of December 31, 1996, is greater than the value of the Participant’s Make-Whole Account on the date the Participant retires, such higher value shall apply.

4.3                                 Supplemental Credits.  A Participant’s Supplemental Account shall receive such Supplemental Credits, in such amounts and at such times, as the Committee, in its sole discretion, may determine.  Supplemental Credits may include, but are not limited to, an opening account balance or a one-time credit in recognition of the December 31, 1998, discontinuance of supplemental pay credits.  Notwithstanding Sections 4.3 and 4.4 to the contrary, the Minimum Benefit feature of Section 4.3(e) of the Plan, as in effect prior to January 1, 1999, is preserved herein and incorporated by reference.

4.4                                 Interest Credits.  An Interest Credit will be added to a Participant’s Make-Whole Account and to a Participant’s Supplemental Account as of the end of each calendar month ending prior to the month in which the respective account is fully distributed or forfeited.  The amount of the Interest Credit for a month will equal the balance of the respective account as of the end of the prior month (after adding any Pay Credit, Supplemental Credit and Interest Credit for the prior month and subtracting any payment or forfeiture for the prior month) multiplied by the Interest Factor for the month.  Notwithstanding the foregoing, and for purposes of Part I only, Interest Credits to the Supplemental Account of a Participant whose employment with the Company terminates before attaining the earliest retirement age under the Retirement Cash Balance Plan will be suspended beginning with the month during which employment terminates and will not resume until the month following the month during which payment of the Supplemental Benefit commences.

ARTICLE V
VESTING

5.1                                 General Rule.  Unless the Committee provides otherwise for a particular Participant at the time the Participant initially becomes eligible to participate in the Plan or at the time of an award of a particular Supplemental Credit (and any Interest Credits thereto), a Participant will become fully vested in the Participant’s Make-Whole Account and the Participant’s Supplemental Account, if any, when (i) the Participant becomes vested under the Retirement Cash Balance Plan, or (ii) the Participant’s employment with the Company terminates on account of the Participant’s death or the Participant having become “Disabled”, as defined in the Retirement Cash Balance Plan.  If a Participant’s employment with the Company terminates and the Participant is not fully vested, the unvested portion of the Participant’s Make-Whole Account and of the Participant’s Supplemental Account, if any, shall be immediately forfeited and no benefit under the Plan shall be paid with respect thereto.

5.2                                 Prior Supplemental Credits.  Notwithstanding the foregoing, any one-time Supplemental Credit to a Participant’s Supplemental Account that is made in recognition of the December 31, 1998 discontinuance of supplemental pay credit, and any Interest Credits thereon, shall not vest, and shall be forfeited if the Participant’s employment with the Company terminates before January 1, 2004, unless such employment termination is on account of the Participant’s retirement under the Retirement Cash Balance Plan, death, or the Participant having become “Disabled,” as defined in the Retirement Cash Balance Plan, or unless such employment termination is by the Company other than for “cause”.  The Company shall have “cause” to terminate the Participant’s employment upon (a) the willful and continued failure by the Participant to substantially perform his employment duties (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) after demand for substantial performance is delivered by the Company, specifically identifying the manner in which the Company believes the Participant has not substantially performed his duties, or (b) the willful engaging by the Participant in misconduct which is materially injurious to the Company, monetarily or otherwise.  For purposes of this Section, no act, or failure to act, on the

Participant’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

5.3                                 Change in Control.  In the event of a Change in Control, all Participant accounts under the Plan shall become fully and immediately vested and non-forfeitable and shall thereafter be maintained and paid in accordance with the terms of this Plan.

ARTICLE VI
PAYMENT OF BENEFITS

6.1(a)                   Timing of Payments Under Part I.  For purposes of Part I of the Plan, a Participant whose Company employment terminates prior to the Participant’s earliest retirement age under the Retirement Cash Balance Plan will receive, or will begin to receive, payment of his vested Make-Whole Account and his vested Supplemental Account, if any, as soon as administratively feasible following the month in which the Participant attains age 55.  A Participant whose Company employment terminates after the Participant’s earliest retirement age under the Retirement Cash Balance Plan will receive, or will begin to receive, payment of his vested Make-Whole Account and his vested Supplemental Account, if any, as soon as administratively feasible following the month in which the Participant’s employment terminates.  However, a Participant, while “Disabled” (as defined in the Retirement Cash Balance Plan) and continuing to receive pay credits to the Participant’s account under the Retirement Cash Balance Plan, shall not receive payment of benefits during the period the Participant receives such pay credits.  Any other Participant whose Company employment terminates and whose Make-Whole Account and Supplemental Account, if any, have a combined balance, as of the last day of the month during which employment terminated, of less than $25,000, will receive payment of his vested Make-Whole Account and his vested Supplemental Account, if any, in a single sum, as soon as administratively feasible following the month in which the Participant’s employment with the Company terminates.

6.1(b)                  Timing of Payments Under Part II.  For purposes of Part II of the Plan, and subject to Section 6.5, a Participant whose Company employment terminates on or after December 31, 2006 will receive, or will begin to receive, payment of his vested Make-Whole Account and his vested Supplemental Account, if any, within 60 days after Separation from Service.

6.2(a)(1)                                                     Election of Form of Benefit Under Part I.  With respect to Part I of the Plan, each Participant has been provided the opportunity to elect from among the forms of benefit payment specified in Section 6.2(b)(1) the manner in which such Participant’s vested Make-Whole Account and his vested Supplemental Account, if any, shall be paid.  A Participant may change his form of benefit payment election under Part I of the Plan at any time, and from time to time, by completing such form as the Committee provides and filing the completed form with the Committee.  No such change shall become effective unless and until the Participant has continued in employment with the Company for at least one year from the date on which the Committee receives notification of the change.

6.2(a)(2)                                                   Election of Form of Benefit Under Part II.  With respect to Part II of the Plan, no later than December 31, 2008 (or such earlier date set by the Committee), each Participant must elect from among the forms of benefit payment specified in Section 6.2(b)(2) the manner in which such Participant’s vested Make-Whole Account and his vested Supplemental Account, if any, shall be paid.  The election described in this Section 6.2(a)(2) shall be subject to such terms and conditions as the Committee may specify in its sole discretion and shall be consistent with the terms of Notice 2007-86 and the applicable proposed and final Treasury Regulations issued under Section 409A of the Code.  To the extent that a Participant does not designate the manner in which such Participant’s vested Make-Whole Account and his vested Supplemental Account, if any, shall be paid as provided in this Section 6.2(a)(2) (or such designation does not comply with the terms of Part II of the Plan), such accounts shall be paid in a single lump sum.  Notwithstanding anything contained in the Plan to the contrary, except Section 6.2(d), or any other plan, policy, practice or program, contract or agreement with the Company or the Affiliated Group (unless otherwise specifically provided therein in a specific reference to this Plan), a Participant who becomes eligible to participate in the Plan after December 31, 2008 shall have no right to choose a form of payment for his accounts, and, instead, his vested Make-Whole Account and his vested Supplemental Account, if any, shall be paid in a single lump sum.

6.2(b)(1)                                                  Forms of Benefit Under Part I.  The forms of benefit payment available under Part I of the Plan are:

(A)                              single lump sum payment;
(B)                                monthly payments for three years;
(C)                                monthly payments for ten years; and
(D)                               monthly payments for fifteen years.

At such time as benefits under the Plan become payable with respect to a Participant, such benefits shall be paid in accordance with the benefit payment form then in effect unless otherwise expressly provided by the Plan.

6.2(b)(2)                                                  Forms of Benefit Under Part II.  The forms of benefit payment available under Part II of the Plan are:

(A)                              single lump sum payment;
(B)                                monthly payments for two to ten years; and
(C)                                monthly payments for fifteen years.

At such time as benefits under the Plan become payable with respect to a Participant, such benefits shall be paid in accordance with the benefit payment form then in effect unless otherwise expressly provided by the Plan.

6.2(c)                   Calculation of Installment Payments.  In the event of monthly installment payments, the amount of the payment for a particular month shall be calculated as follows:

Monthly amount	=	V
N

where

N                                       represents the number of months remaining in the payment term and

V                                        represents the sum of the balance of the Participant’s Make-Whole Account and the balance of the Participant’s Supplemental Account, if any, determined as of the end of the prior month after adding any Pay Credits, Supplemental Credits and Interest Credits for the prior month and subtracting any payment or forfeiture for the prior month.

6.2(d)                                                                Forms of Benefit – Supplemental Account.  Notwithstanding any other provision of the Plan, prior to making a Supplemental Credit, the Committee may provide that the portion of the Participant’s vested Supplemental Account that is attributable to such Supplemental Credit shall be distributed in any benefit payment form specified in advance by the Committee.

6.3                                 Payments in Cash.  Any benefit payment due under the Plan shall be paid in cash.

6.4                                 Financial Hardship.  Upon written request by a Participant, the Committee may distribute to a Participant who is receiving a monthly payment form of distribution, such amount of the remaining balance of the Participant’s vested Make-Whole Account and vested Supplemental Account, if any, which the Committee determines is necessary to provide for a financial hardship suffered by the Participant.  For purposes of Part I of the Plan, the term “financial hardship” shall mean a severe financial hardship as determined under federal income tax law, regulations and rulings which are applicable to non-qualified deferred compensation plans.  For purposes of Part II of the Plan, the term “financial hardship” shall mean an “unforeseeable emergency” as defined under Section 409A of the Code.  Payment shall be made within 60 days following the determination that a withdrawal shall be permitted under this Section, or such later date as may be required under Section 6.5.

6.5                                 Mandatory Six-Month Delay Under Part II.  Except as otherwise provided in Sections 6.6(a) and (b), and to the extent required under Section 409A of the Code, with respect to any Participant who is a Specified Employee as of his or her Separation from Service, the payment of benefits from Part II of the Plan that are otherwise payable pursuant to the Participant’s Separation from Service shall commence within 60 days after the first business day of the seventh month following such Separation from Service (or if earlier, upon the Participant’s death).

6.6                                 Discretionary Acceleration of Payment.  To the extent permitted by Section 409A of the Code, the Committee may, in its sole discretion, accelerate the time or schedule of a payment of benefits under Part II of the Plan as provided in this Section.  The provisions of this Section are intended to comply with the exception to accelerated payments under Treasury Regulation Section 1.409A-3(j) and shall be interpreted and administered accordingly.  Except as otherwise specifically provided in Part II of this Plan, the Committee may not accelerate the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Section 409A of the Code.

(a)                                  Domestic Relations Order.  The Committee may, in its sole discretion, accelerate the time or schedule of a payment under Part II of the Plan to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(b)                                 Employment Taxes.  The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under Part II of the Plan to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code, or the Railroad Retirement Act (RRTA) tax imposed under Sections 3201, 3211, 3231(e)(1), and 3231(e)(8) of the Code, where applicable, on compensation deferred under the Plan (the FICA or RRTA amount).  Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment, to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA or RRTA amount, and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 of the Code wages and taxes.  However, the total payment under this acceleration provision must not exceed the aggregate of the FICA or RRTA amount, and the income tax withholding related to such FICA or RRTA amount.

(c)                                  Payment Upon Income Inclusion Under Section 409A.  Subject to Section 6.5 hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under Part II of the Plan at any time the Plan fails to meet the requirements of Section 409A of the Code.  The payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code.

(d)                                 Payment of State, Local, or Foreign Taxes.  Subject to Section 6.5 hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under Part II of the Plan to reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under Part II of the Plan before the amount is paid or made available to the Participant (the state, local, or foreign tax amount).  Such payment may not exceed the amount of such taxes due as a result of participation in the Plan.  The payment may be made in the form of withholding pursuant to provisions of applicable state, local, or foreign law or by payment directly to the participant.  Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under Part II of the Plan to pay the income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and to pay the additional income tax at source on wages imposed under Section 3401 of the Code attributable to such additional wages and taxes.  However, the total payment under this acceleration provision must not exceed the aggregate of the state, local, and foreign tax amount, and the income tax withholding related to such state, local, and foreign tax amount.

(e)                                  Certain Offsets.  Subject to Section 6.5 hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under Part II of the Plan as satisfaction of a debt of the Participant to the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code), where such debt is incurred in the ordinary course of the service relationship between the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) and the Participant, the entire amount of reduction in any of the taxable years of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(f)                                    Bona Fide Disputes as to a Right to a Payment.  Subject to Section 6.5 hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under Part II of the Plan where such payments occur as part of a settlement between the Participant and the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount.

(g)                                 Other Events and Conditions.  Subject to Section 6.5 hereof, a payment may be accelerated upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

6.7                                 Delay of Payments.  To the extent permitted under Section 409A of the Code, the Committee may, in its sole discretion, delay payment of benefits under Part II of the Plan under any of the following circumstances, provided that the Committee treats all payments to similarly situated Participants on a reasonably consistent basis:

(a)                                  Payments Subject to Section 162(m).  A payment may be delayed to the extent that the Committee reasonably anticipates that if the payment were made as scheduled, the Company’s deduction with respect to such payment would not be permitted due to the application of Section 162(m) of the Code.  If a payment is delayed pursuant to this Section, then the payment must be made either (i) during the Company’s first taxable year in which the Committee reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Section 162(m) of the Code, or (ii) during the period beginning with the first business day of the seventh month following the Participant’s Separation from Service (the “six month anniversary”) and ending on the later of (x) the last day of the taxable year of the Company in which the six month anniversary occurs or (y) the 15th day of the third month following the six month anniversary.  Where any scheduled payment to a specific Participant in a Company’s taxable year is delayed in accordance with this paragraph, all scheduled payments to that Participant that could be delayed in accordance with this paragraph must also be delayed.  The Committee may not provide the Participant an election with respect to the timing of the payment under this Section.  For purposes of this Section, the term Company includes any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code.

(b)                                 Federal Securities Laws or Other Applicable Laws.  A payment may be delayed where the Committee reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the delayed payment is made at the earliest date at which the Committee reasonably anticipates that the making of the payment will not cause such violation.  For purposes of the preceding sentence, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

(c)                                  Other Events and Conditions.  A payment may be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

6.8                                 Actual Date of Payment.  If calculation of the amount of the payment under Part II of the Plan is not administratively practicable due to events beyond the control of the Participant (or Beneficiary), the payment will be treated as made upon the date specified under Part II of the Plan if the payment is made during the first calendar year in which the calculation of the amount of the payment is administratively practicable.  Notwithstanding the foregoing, payment must be made no later than the latest possible date permitted under Section 409A of the Code.  Moreover, notwithstanding any other provision of this Plan to the contrary except Section 6.5, and to the extent permitted by Section 409A of the Code, a payment will be treated as made upon the date specified under Part II of the Plan if the payment is made as close as administratively practicable to the relevant payment date specified herein, and in any event within the same calendar year.

ARTICLE VII
DEATH BENEFITS

7.1                                 Designation of Beneficiary.  Upon a Participant’s death, any remaining balance of a Participant’s vested Make-Whole Account and vested Supplemental Account shall be paid to the Participant’s Beneficiary as a death benefit.  The Committee will provide each Participant with a form to be completed and filed with the Committee whereby the Participant may designate a Beneficiary.

7.2                                 Failure to Designate a Beneficiary.  If the Participant does not designate a Beneficiary, or if the Beneficiary who is designated should predecease the Participant, the death benefit for a deceased Participant shall be paid to the estate of the Participant, as the Participant’s Beneficiary.

7.3                                 Death Prior to Commencement of Payment.  If a Participant should die while still employed by the Company or otherwise before payment of any Plan benefits has commenced, payments of any death benefit shall be made to the Participant’s Beneficiary in the same benefit payment form elected by the Participant, or otherwise required, under Section 6.2.  Notwithstanding the foregoing, with respect to Part I of the Plan only:  (i) if the Beneficiary is the estate, then the death benefit shall be paid in a single lump sum, and (ii) if the death benefit is less than $25,000, the death benefit shall be paid to the Participant’s Beneficiary in a single lump sum.

7.4                                 Death After Commencement of Payment.  If a Participant should die after payment of Plan benefits has commenced, payment of any death benefit will be made to the Participant’s Beneficiary as a continuation of the benefit payment form that had been in effect for the Participant.  Notwithstanding the foregoing, with respect to Part I of the Plan only, if the Beneficiary is the estate, then the death benefit shall be paid in a single lump sum.

7.5                                 Death Benefit for Certain Participants.  If an Employee who was an active participant in the Supplemental Security Plan on December 31, 1996, should die while still employed by the Company, the portion of the death benefit attributable to the Employee’s Supplemental Account, determined after taking into account other death benefits attributable to the elimination of the Supplemental Security Plan, shall not be less than the amount determined by multiplying two point five (2.5) times the annualized base rate of pay of the Employee on the date of death.

ARTICLE VIII
AMENDMENT AND TERMINATION

The Committee retains the sole and unilateral right to terminate, amend, modify or supplement this Plan, in whole or in part, at anytime.  The Committee may delegate the right to amend the Plan, subject to any limitations it may impose, to an officer of the Company.  No such action shall adversely affect a Participant’s right to receive amounts then credited to a Participant’s account with respect to events occurring prior to the date of such amendment.  With respect to Part II of the Plan, subject to Section 6.5 hereof, the Committee may, in its sole discretion to the extent permitted in Section 409A of the Code, provide for the acceleration of the time or schedule of a payment under the Plan upon the termination of the Plan.  In the event of a Change in Control, the Plan shall become irrevocable and may not be amended or terminated without the written consent of each Plan Participant who may be affected in any way by such amendment or termination either at the time of such action or at any time thereafter.  This restriction in the event of a Change in Control shall be determined by reference to the date any amendment or resolution terminating the Plan is actually signed by an authorized party rather than the date such action purports to be effective.

ARTICLE IX
ADMINISTRATION

9.1                                 Top Hat Plan.  The Company intends for the Plan to be an unfunded “top-hat” plan for a select group of management or highly compensated employees which is exempt from substantially all of the requirements of Title I of ERISA pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.  The Company is the Plan sponsor under Section 3(16)(B) of ERISA.

9.2                                 Plan Administrator.  The Committee shall have the authority to control and manage the operation and administration of the Plan except as otherwise expressly provided in this Plan document.  The Committee may designate other persons to carry out fiduciary responsibilities under the Plan.  The Committee is the administrator of the Plan within the meaning Section 3(16)(A) of ERISA.  As administrator, the Committee has the authority (without limitation as to other authority) to delegate its duties to agents and to make rules and regulations that it believes are necessary or appropriate to carry out the Plan.  The Committee has the discretion (i) to interpret and construe the terms and provisions of the Plan (including any rules or regulations adopted under the Plan), (ii) to determine questions of eligibility to participate in the Plan and (iii) to make factual determinations in connection with any of the foregoing.  A decision of the Committee with respect to any matter pertaining to the Plan including without limitation the Employees determined to be Participants, the benefits payable, and the construction or interpretation of any provision thereof, shall be conclusive and binding upon all interested persons.  Benefits under the Plan shall be paid only if the Committee decides in its discretion that the applicant is entitled to benefits under the Plan.

ARTICLE X
CLAIMS PROCEDURE

10.1                           Claim.  A person with an interest in the Plan shall have the right to file a claim for benefits under the Plan and to appeal any denial of a claim for benefits.  Any request or application for a Plan benefit or to clarify the claimant’s rights to future benefits under the terms of the Plan shall be considered to be a claim.

10.2                           Written Claim.  A claim for benefits will be considered as having been made when submitted in writing by the claimant (or by such claimant’s authorized representative) to the Committee.  No particular form is required for the claim, but the written claim must identify the name of the claimant and describe generally the benefit to which the claimant believes he is entitled.  The claim may be delivered personally during normal business hours or mailed to the Committee.

10.3                           Committee Determination.  The Committee will determine whether, or to what extent, the claim may be allowed or denied under the terms of the Plan.  If the claim is wholly or partially denied, the claimant shall be so informed by written notice within 90 days after the day the claim is submitted unless special circumstances require an extension of time for processing the claim.  If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period.  Such extension may not exceed an additional 90 days from the end of the initial 90-day period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the final decision.  If notice of denial of a claim (in whole or in part) is not furnished within the initial 90-day period after the claim is submitted (or, if applicable, the extended 90-day period), the claimant shall consider that his claim has been denied just as if he had received actual notice of denial.

10.4                           Notice of Determination.  The notice informing the claimant that his claim has been wholly or partially denied shall be written in a manner calculated to be understood by the claimant and shall include:

(1)                                  The specific reason(s) for the denial.

(2)                                  Specific reference to pertinent Plan provisions on which the denial is based.

(3)                                  A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary.

(4)                                  Appropriate information as to the steps to be taken if the claimant wishes to submit his claim for review.

10.5                           Appeal.  If the claim is wholly or partially denied, the claimant (or his authorized representative) may file an appeal of the denied claim with the Committee requesting that the claim be reviewed.  The Committee shall conduct a full and fair review of each appealed claim and its denial.  Unless the Committee notifies the claimant that due to the nature of the benefit and other attendant circumstances he is entitled to a greater period of time within which to submit his request for review of a denied claim, the claimant shall have 60 days after he (or his authorized representative) receives written notice of denial of his claim within which such request must be submitted to the Committee.

10.6                           Request for Review.  The request for review of a denied claim must be made in writing.  In connection with making such request, the claimant or his authorized representative may:

(1)                                  Review pertinent documents.

(2)                                  Submit issues and comments in writing.

10.7                           Determination of Appeal.  The decision of the Committee regarding the appeal shall be promptly given to the claimant in writing and shall normally be given no later than 60 days following the receipt of the request for review.  However, if special circumstances (for example, if the Committee decides to hold a hearing on the appeal) require a further extension of time for processing, the decision shall be rendered as soon as possible, but no later than 120 days after receipt of the request for review.  However, if the Committee holds regularly scheduled meetings at least quarterly, a decision on review shall be made by no later than the date of the meeting which immediately follows the Plan’s receipt of a request for review, unless the request is filed within 30 days preceding the date of such meeting.  In such case, a decision may be made by no later than the date of the second meeting following the Plan’s receipt of the request for review.  If special circumstances (for example, if the Committee decides to hold a hearing on the appeal) require a further extension of time for processing, the decision shall be rendered as soon as possible, but no later than the third meeting following the Plan’s receipt of the request for review. If special circumstances require that the decision will be made beyond the initial time for furnishing the decision, written notice of the extension shall be furnished to the claimant (or his authorized representative) prior to the commencement of the extension.  The decision on review shall be in writing and shall be furnished to the claimant or to his authorized representative within the appropriate time for the decision.

10.8                           Hearing.  The Committee may, in its sole discretion, decide to hold a hearing if it determines that a hearing is necessary or appropriate in order to make a full and fair review of the appealed claim.

10.9                           Decision.  The decision on review shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based.

10.10                     Exhaustion of Appeals.  A person must exhaust his rights to file a claim and to request a review of the denial of his claim before bringing any civil action to recover benefits due to him under the terms of the Plan, to enforce his rights under the terms of the Plan, or to clarify his rights to future benefits under the terms of the Plan.

10.11                     Committee’s Authority.  The Committee shall exercise its responsibility and authority under this claims procedure as a fiduciary and, in such capacity, shall have the discretionary authority and responsibility (1) to interpret and construe the Plan and any rules or regulations under the Plan, (2) to determine the eligibility of Employees to participate in the Plan, and the rights of Participants to receive benefits under the Plan, and (3) to make factual determinations in connection with any of the foregoing.  Benefits under the Plan shall be paid only if the Committee decides in its discretion that the applicant is entitled to benefits under the Plan.

10.12                     Civil Action.  Any civil action brought with respect to a decision of the Committee on review shall be brought within one year of the mailing of the written decision to the claimant.

ARTICLE XI
NATURE OF COMPANY’S OBLIGATION

11.1                           Nature of Obligation.  The Company’s obligation to the Participant under this Plan shall be an unfunded and unsecured promise to pay.  The rights of a Participant or Beneficiary under this Plan shall be solely those of an unsecured general creditor of the Company.  The Company shall not be obligated under any circumstances to set aside or hold assets to fund its financial obligations under this Plan.

11.2                           Financing.  Notwithstanding the foregoing, the Company may, in its sole discretion establish such accounts, trusts, insurance policies or arrangements, or any other mechanisms it deems necessary or appropriate to account for or fund its obligations under the Plan.  Any assets which the Company may set aside, acquire or hold to help cover its financial liabilities under this Plan are and remain general assets of the Company subject to the claims of its creditors.  The Company does not give, and the Plan does not give, any beneficial ownership interest in any assets of the Company to a Participant or Beneficiary.  All rights of ownership in any assets are and remain in the Company.  Any general asset used or acquired by the Company in connection with the liabilities it has assumed under this Plan shall not be deemed to be held under any trust for the benefit of the Participant or any Beneficiary, and no general asset shall be considered security for the performance of the obligations of the Company.  Any asset shall remain a general, unpledged, and unrestricted asset of the Company.  The Company’s liability for payment of benefits shall be determined only under the provisions of this Plan, as it may be amended from time to time.

ARTICLE XII
GENERAL PROVISIONS

12.1                           No Right to Employment.  Nothing in this Plan shall be deemed to give any person the right to remain in the employ of the Company or affect the right of the Company to terminate any Participant’s employment with or without cause.

12.2                           No Assignment.  No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge.  Any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge these benefits shall be void.  No right or benefit under this Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to the benefit.  If any Participant or Beneficiary under the Plan should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to a benefit hereunder, then the right or benefit, in the discretion of the Committee, shall cease.  In these circumstances, the Committee may hold or apply the benefit payment or payments, or any part of it, for the benefit of the Participant or his Beneficiary, the Participant’s spouse, children, or other dependents, or any of them, in any manner and in any portion that the Committee may deem proper.  Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code and subject to Section 6.6, the Committee shall honor a judgment, order or decree from a state domestic relations court which requires the payment of part or all of a Participant’s or Beneficiary’s interest under this Plan to an “alternate payee” as defined in Section 414(p) of the Code.

12.3                           Withholding.  Any amount required to be withheld under applicable Federal, state and local tax laws (including any amounts required to be withheld under Section 3121(v) of the Code) will be withheld in such manner as the Committee will determine and any payment under the Plan will be reduced by the amount so withheld, as well as by any other lawful withholding.

12.4                           Governing Law.  This Plan shall be construed and administered in accordance with the laws of the State of North Carolina to the extent that such laws are not preempted by Federal law.

12.5                           Transfer of Accounts.  The Make-Whole Account and Supplemental Account, if any, of each Spectra Energy Participant maintained under the Plan immediately prior to the Distribution Date shall be transferred to the Spectra Energy Corp Executive Cash Balance Plan and assumed by Spectra Energy Corp as of the Distribution Date.  Each such Spectra Energy Participant shall have no further rights under the Plan immediately after his Make-Whole Account and Supplemental Account, if any, are transferred to the Spectra Energy Corp Executive Cash Balance Plan and assumed by Spectra Energy Corp in accordance with the terms and conditions of the Employee Matters Agreement by and between Duke Energy Corporation and Spectra Energy Corp (the “Employee Matters Agreement”).  Capitalized terms used in this Section 12.5 that are not defined in this Plan shall have the meaning set forth in the Employee Matters Agreement.

12.6                           Compliance with Section 409A of the Code.  It is intended that Part II of the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries.  This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent.  Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed.  Neither the Company, the other members of the Affiliated Group, their respective directors, officers, employees and advisors, the Board, nor any committee shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan.  Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A of the Code by the U.S. Department of Treasury or the Internal Revenue Service.  For purposes of the Plan, the phrase

“permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.

12.7                           Electronic or Other Media.  Notwithstanding any other provision of the Plan to the contrary, including any provision that requires the use of a written instrument, the Committee may establish procedures for the use of electronic or other media in communications and transactions between the Plan or the Committee and Participants and Beneficiaries.  Electronic or other media may include, but are not limited to, e-mail, the Internet, intranet systems and automated telephonic response systems.

IN WITNESS WHEREOF, this amendment and restatement of the Plan is executed on behalf of Duke Energy Corporation this 29th day of August, 2008.

DUKE ENERGY CORPORATION

By:	/s/Marc E. Manly
Marc E. Manly
Group Executive & Chief Legal Officer